EXHIBIT 11.1

                                           PARADIGM TECHNOLOGY, INC.
                                 COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)
                                  (in thousands, except net income per share)


                                                              Three Months Ended           Nine Months Ended
                                                            -----------------------     -----------------------
                                                            Sept. 30,     Sept. 30,     Sept. 30,     Sept. 30,
                                                              1997          1996          1997          1996
                                                            ---------     ---------     ---------     ---------
Net income (loss) from operations                            $ (3,032)     $ (7,280)     $ (6,739)     $(23,735)
Accretion on Convertible Preferred Stock                         (432)           --        (1,167)           --
                                                             --------      --------      --------      --------
Net income (loss) available to Common Stockholders           $ (3,464)     $ (7,280)     $ (7,906)     $(23,735)
                                                             ========      ========      ========      ========
Weighted average shares outstanding:
    Common Stock                                                8,843         7,184         7,899         6,933
    Common Stock issuable upon exercise of options and              0             0             0           200
       warrants                                              --------      --------      --------      --------
Weighted average common shares and equivalents                  8,843         7,184         7,899         7,133
                                                            =========     =========     =========      ========
Net income (loss) per share                                    ($0.39)       ($1.01)       ($1.00)       ($3.33)
                                                            =========     =========     =========      ========

(1)   This Exhibit should be read in conjunction with Note 2 of Notes to Condensed Financial Statements.

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